Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of April 18, 2013 by and between BEVERLY COOPERATIVE BANK, a Massachusetts co-operative bank having its executive offices at 254 Cabot Street, Beverly, Massachusetts 01915 (“Bank”) and MICHAEL R. WHEELER (“Executive”).

WITNESSETH:

WHEREAS, Executive has been selected to serve the Bank in the capacity of President and Chief Executive Officer; and

WHEREAS, Executive is willing to serve the Bank on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Bank and Executive hereby agree as follows:

Section 1. EMPLOYMENT.

The Bank agrees to employ Executive, and Executive hereby agrees to such employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2. EMPLOYMENT PERIOD; REINAININK, UNEXPIRED EMPLOYMENT PERIOD.

(a) The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this section 2 (“Employment Period”). The Employment Period shall be for an initial term of three (3) years beginning on the date of this Agreement and ending on the third (3rd) annual anniversary date of this Agreement. Upon the first (1st) annual anniversary date of this Agreement and each anniversary date thereafter, the Board of Directors of the Bank (“Board”) shall review the terms of this Agreement and the Executive’s performance of services hereunder and shall, in the absence of objection from the Executive, approve an extension of the Employment Agreement to a new three year term to the extent the Board deems this extension appropriate in light of the Board’s fiduciary duties. The Executive shall be notified by the Board of any renewal or non-renewal of this Agreement by the Board within thirty (30) days following any such action. The “Remaining Unexpired Employment Period” shall be the remaining period of the Employment Period subject to such extensions as the Board may determine pursuant to this paragraph unless modified by this Agreement.

(b) Nothing in this Agreement shall be deemed to prohibit the Bank at any time from terminating Executive’s employment during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Bank and Executive in the event of any such termination shall be determined under this Agreement.

(c) Nothing in this Agreement shall be deemed to prohibit the Executive at any time from terminating his employment during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Bank and Executive in the event of any such termination shall be determined under this Agreement.

Section 3. DUTIES.

Executive shall serve as President and Chief Executive Officer of the Bank, having such power, authority and responsibility and performing such duties as are prescribed by or under the By-Laws of the Bank and as are customarily associated with such position. Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, periods of illness or approved leaves of absence and the activities covered by section 7 of this Agreement) to the business and affairs of the Bank and shall use his best efforts to advance the interests of the Bank.

Section 4. CASH COMPENSATION.

In consideration for the services to be rendered by Executive hereunder, the Bank shall pay to him a salary at an initial annual rate of TWO HUNDRED FIFTEEN THOUSAND DOLLARS ($215,000), payable in approximately equal installments in accordance with the Bank’s customary payroll practices for senior officers. The Board shall review the Executive’s annual rate of salary at such times during the Employment Period as it deems appropriate, but not less frequently than once every twelve months, and may, in its discretion, approve an increase in the Executive’s annual rate of salary. In addition to salary, Executive may receive other cash compensation from the Bank for services hereunder at such times, in such amounts and on such terms and conditions as the Board, as applicable, may determine from time to time.

Section 5. EMPLOYEE BENEFIT PLANS AND PROGRAMS.

During the Employment Period, Executive shall be treated as an employee of the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, or profit-sharing plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans as may from time to time be maintained by, or cover employees of, the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and consistent with the Bank’s customary practices.

Section 6. INDEMNIFICATION AND INSURANCE.

(a) During the Employment Period and for a period of six (6) years thereafter, the Bank shall cause Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Bank or service in other capacities at the request of the Bank. The coverage provided to Executive pursuant to this section 6 shall be of the same scope and on the same terms and conditions as the coverage provided to other officers and directors of the Bank.

(b) To the maximum extent permitted under applicable law, during the Employment Period and for the period of six (6) years thereafter, claims or proceedings related to his performance of the duties described in section 3 of this Agreement, the Bank shall indemnify Executive against and hold him harmless from any costs, liabilities, losses and exposures associated with such suits, claims and proceedings and shall advance to him or for his benefit all expenses incurred by him in any such suit, proceeding or claim, including any investigation.

Section 7. OUTSIDE ACTIVITIES.

Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Bank and generally applicable to all similarly situated executives.

Section 8. WORKING FACILITIES AND EXPENSES.

Executive’s principal place of employment shall be at the Bank’s executive offices at the address first above written or at such other location as the Bank and Executive may mutually agree upon. The Bank shall provide the Executive at his principal place of employment with a private office, secretarial services, and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Bank shall reimburse Executive for his ordinary and necessary business expenses, including, without limitation, fees for memberships in such clubs and organizations as Executive and the Bank shall mutually agree are necessary and appropriate for business purposes, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require.

Section 9. TERMINATION OF EMPLOYMENT WITH SEVERANCE BENEFITS.

(a) Executive shall be entitled to the severance benefits described in section 9(b) herein in the event that his employment with the Bank terminates during the Employment Period under any of the following circumstances:

(i) Executive’s resignation for Good Reason from employment with the Bank within three (3) months following:

(A) the failure of the Board to appoint or re-appoint or elect or re-elect Executive to the position stated in section 3 of this Agreement or the failure to elect or re-elect him as a director of the Bank;

(B) the expiration of a thirty (30) day period following the date on which Executive gives written notice to the Bank of its material failure, whether by amendment of the Bank’s organization certificate or By-Laws, or the Bank’s state charter or By-Laws, action of the Board or otherwise, to vest in Executive, or continue to allow the Executive to perform, without material change or diminution, the functions, duties, or responsibilities prescribed in section 3 of this Agreement, unless, during such thirty (30) day period, such failure is cured; or

(C) the expiration of a thirty (30) day period following the date on which Executive gives written notice to the Bank of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation any reduction of Executive’s rate of base salary in effect from time to time or any change in the terms and conditions of any compensation or benefit program in which Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package; provided, however, that this section 9(a)(i)C) shall not require any grants of phantom equity to be made to Executive and, provided further, that this section 9(a)(i)(C) shall not apply to across the board changes or reductions in benefits applicable to all employees provided that such changes and/or reductions occur prior to a Change of Control (as defined in section 11(a) hereof), unless, during such thirty (30) day period, such failure is cured;

(D) the relocation of the Bank’s offices at which the Executive is principally employed to a location more than 30 miles from such offices;

(E) any purported termination of the Executive’s employment in a manner inconsistent with section 10 of this Agreement;

(F) the failure of the Bank and/or the Bank to obtain an effective agreement from any successor to assume and agree to perform this Agreement, as required by section 14 of this Agreement; or

(ii) the termination by the Bank of Executive’s employment with the Bank for any other reason not described in section 9(a) other than a termination of the Executive’s employment for “cause” or disability as discussion in section 10 hereto; or

(iii) subject to the provisions of section 10, the termination of the Executive’s employment for any other reason;

then, the Bank shall provide the benefits and pay to Executive the amounts described in section 9(b).

(b) Upon the termination of Executive’s employment with the Bank under circumstances described in section 9(a) of this Agreement, the Bank shall pay and provide to Executive (or, in the event of his death, to his estate):

(i) the portion, if any, of the compensation earned by the Executive through the date of the termination of his employment with the Bank which remains unpaid as of such date, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after the Executive’s termination of employment;

(ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs maintained by the Bank for their officers and employees;

(iii) continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability coverage plans under the plans and programs maintained by the Bank for similarly situated employees until the earlier to occur of:

(A) the date the Executive first becomes eligible for such benefit coverage plans under the plans or programs maintained by a subsequent employer; or

(B) the expiration of the Remaining Unexpired Employment Period;

provided, however, that, to the extent that the promise or provision of any continued group health benefit pursuant to this Section 9(b)(iii) would cause a group health plan maintained for the officers or employees of the Bank to fail to comply with section 2716 of the Public Health Service Act, the Executive shall be provided with distributions of cash in lieu of such benefit, at the same times and in the same forms as the premium payments which would have been made to provide such benefit, in amounts adequate for the Executive to purchase a comparable health benefit;

(iv) an amount equal to the salary that Executive would have earned if he had continued working for the Bank for the Remaining Unexpired Employment Period following the date on which the Executive’s employment terminates at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to Executive’s termination of employment with the Bank (the “Salary Severance Payment”) payable in accordance with the Bank’s regular payroll periods for its officers, such Salary Severance Payment to be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination; and

(v) an amount equal to the value of the annual bonuses that the Executive would have earned if he had continued working for the Bank during the Remaining Unexpired Employment Period following the date on which the Executive’s employment terminates at the highest annual rate of salary achieved during the period of three (3) years ending immediately prior to the date of termination (the “Bonus Severance Payment”). The Bonus Severance Payment shall be computed using the following formula:

BSP = SSP x (ABP / ASP)

where “BSP” is the amount of the Bonus Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “SSP” is the amount of the Salary Severance Payment expressed as a lump sum with no present value applied (before the deduction of applicable federal, state and local withholding taxes); “ABP” is the aggregate of the annual bonuses paid or declared (whether or not paid) for the most recent period of three (3) calendar years to end on or before the Executive’s termination of employment; and “ASP” is the aggregate base salary actually paid to the Executive during such period of three (3) calendar years. The Bonus Severance Payment shall be in lieu of any claim to a continuation of participation in annual bonus plans of the Bank which the Executive might otherwise have and shall be payable at the times that such bonuses would have been paid to the Executive had he remained employed by the Bank.

The Bank and Executive hereby stipulate that the damages which may be incurred by Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this section 9(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to Executive’s efforts, if any, to mitigate damages. The Bank and Executive further agree that the Bank may condition the payments and benefits (if any) due under sections 9(b)(iii), 9(b)(iv), and 9(b)(v) on the receipt of (i) Executive’s resignation from any and all positions which he holds as an officer, trustee, director or committee member with respect to the Bank or any subsidiary or affiliate of either of them and (ii) a release of claims (other than claims for indemnification and vested and accrued benefits) in favor of the Bank in a form specified by the Bank; provided, however, that the Executive shall execute and deliver to the Bank no later than 53 days following the date of termination any resignation or release that is a condition of the payments and benefits (if any) due under sections 9(b)(iii), 9(b)(iv), and 9(b)(v) and not revoke said release. Any release required under this section 9 shall be in a form reasonably prescribed by the Bank. If any resignation or release is a condition of the payments and benefits (if any) due under sections 9(b)(iii), 9(b)(iv), and 9(b)(v), severance payments and benefits will commence following the expiration of the 60 day period following termination of employment, provided that the Executive has resigned and/or executed and delivered and not revoked the release no later than 53 days following the date of termination and said release, if applicable, is effective upon the 60th day following termination of employment.

Section 10. TERMINATION WITHOUT ADDITIONAL BANK LIABILITY.

In the event that Executive’s employment with the Bank shall terminate during the Employment Period on account of:

(a) the discharge of the Executive for “cause,” which, for purposes of this Agreement shall mean (i) willful misconduct, (ii) breach of fiduciary duty involving personal profit, (iii) intentional failure to perform stated duties, (iv) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, (v) conviction of the Executive (by plea or otherwise), or a plea of nolo contendere or an admission of sufficient facts without a finding by the Executive, of or to any felony, or any misdemeanor, if such misdemeanor involves a crime of theft, trust or dishonesty, or (vi) any material breach of this Agreement, in each case as measured against standards generally prevailing at the relevant time in the savings and community banking industry;

(b) Executive’s voluntary resignation from employment with the Bank for reasons other than those specified in section 9(a);

(c) Executive’s death; or

(d) a determination that the Executive is eligible for and shall receive long-term disability benefits under the Bank’s long-term disability insurance program or, if there is no such program, under the federal Social Security Act;

then the Bank shall have no further obligations under this Agreement, other than the payment to Executive (or, in the event of his death, to his estate) of the portion, if any, of the salary earned by the Executive through the date of his termination of employment with the Bank which remains unpaid as of such date and the provision of such other benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs maintained by or covering employees of, the Bank.

For purposes of section 10(a), no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Bank and its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Bank. The cessation of employment of Executive shall not be deemed to be for “cause” within the meaning of section 10(a) unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of three-fourths of the non-employee members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in section 10(a) above, and specifying the particulars thereof in detail.

Section 11. TERMINATION UPON OR FOLLOWING A CHANGE OF CONTROL.

(a) A Change of Control of the Bank (“Change of Control”) shall be deemed to have occurred upon the happening of any of the following events:

(i) Merger: the Bank merges into or consolidates with another corporation, or merges another corporation into the Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were holders of the Bank’s voting securities immediately before the merger or consolidation (or if the Bank is owned in mutual form at the time of the merger or consolidation, as a result of the merger or consolidation less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who together held a majority of the Bank’s voting power immediately before the merger or consolidation), or

(ii) Acquisition of Significant Share Ownership: a report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities and Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 30% or more of a class of the Bank’s voting securities (but this clause (ii) shall not apply to beneficial ownership of voting shares of the Bank held by the Bank in a fiduciary capacity), or

(iii) Change in Board Composition: during any period of two consecutive years, individuals who constitute the Board of Directors of the Bank at the beginning of the two-year period cease for any reason (other than by reason of retirement due to mandatory retirement age under applicable corporate governance documents) to constitute at least a majority thereof; provided however, that — for purposes of this clause (iii) — each director who is first elected by the Board (or first nominated by the Board for election by stockholders) by a vote of at least three-fourths of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

(iv) Sale of Assets: the Bank sells to a third party substantially all of its assets, or

(v) Disclosure of a Change of Control: the Bank files a report or proxy statement with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 disclosing — in response to Rules 165 or 425, Form 8-K or Schedule 14A (or any successor schedule, form, or report or item therein) — that a change in control of the Bank has occurred or will occur under any existing contract or pending transaction or any similar required report to a bank regulatory agency disclosing a change of control of the Bank,

Conversion of the Bank or Beverly Financial, MHC (“Company”) from the mutual to stock form of ownership or sale of shares of the Bank or Company in a conversion, community, or public offering shall not be deemed to be a Change of Control unless simultaneous to any of the Change of Control events described above; provided, however, that any items described above in this Section 11 shall also constitute a Change of Control if the term “Company” was substituted for the term “Bank” throughout. A Change of Control shall also not be deemed to have occurred as a result of any acquisition of securities or assets of the Bank or its subsidiaries by the Bank or Company, any subsidiary thereof, or by any employee benefit plan maintained by any of them.

(b) Notwithstanding section 9, in the event that the Executive terminates employment with the Bank for any reason or no reason within thirty (30) days following the effective date of a Change of Control, Executive shall be entitled to the payments and benefits contemplated by section 9(b) payable in a lump sum without a present value discount applied. Any payments or other benefits conferred under this Agreement shall be structured to comply with all requirements of Section 409A of the Internal Revenue Code of 1986, the regulations promulgated thereunder or related Internal Revenue Service guidance (collectively, the “Code”). Notwithstanding anything in this Agreement to the contrary, to the extent required under section 409A of the Code, no payment to be made to a key employee (within the meaning of section 409A of the Code) on or after the date of his termination of service shall be made sooner than six (6) after such termination of service; provided, however, that to the extent such six (6) month delay is imposed by section 409A of the Code after a Change of Control, the amounts owed shall be paid into a rabbi trust for the benefit of the Executive as if the six (6) month delay was not imposed with such amounts then being distributed to the Executive as soon as permissible under section 409A of the Code. The determination of any restructuring of the payments or benefits conferred under this Agreement shall be based upon the opinion of independent counsel selected by the Bank and paid by the Bank. Such counsel shall be reasonably acceptable to the Bank and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the date of termination; and may use such actuaries or accountants as such counsel deems necessary or advisable for the purpose.

Section 12. TAX INDEMNIFICATION.

(a) This section 12 shall apply if the Executive’s employment is terminated upon or following (i) a Change of Control (as defined in section 11 of this Agreement); or (ii) a change “in the ownership or effective control” of the Bank or “in the ownership of a substantial portion of the assets” of the Bank within the meaning of section 280G of the Code. If this section 12 applies, then, if for any taxable year, the Executive shall be liable for the payment of an excise tax under section 4999 of the Code with respect to any payment in the nature of compensation made by the Bank or any direct or indirect subsidiary or affiliate of the Bank to (or for the benefit of) the Executive, the Bank shall pay to the Executive an amount equal to X determined under the following formula:

X=	E x P
1 – [(FI x (1 – SLI)) + SLI + E + M]

where

E=	the rate at which the excise tax is assessed, under section 4999 of the Code;

P=	the amount with respect to which such excise tax is assessed, determined without regard to this section 12;

FI=	the highest marginal rate of income tax applicable to the Executive under the Code for the taxable year in question;

SLI=	the sum of the highest marginal rates of income tax applicable to the Executive under all applicable state and local laws for the taxable year in question; and

M=	the highest marginal rate of Medicare tax applicable to the Executive under the Code for the taxable year in question.

With respect to any payment in the nature of compensation that is made to (or for the benefit of) the Executive under the terms of this Agreement, or otherwise, and on which an excise tax under section 4999 of the Code will be assessed, the payment determined under this 12(a) shall be made to the Executive on the earlier of (i) the date the Bank or any direct or indirect subsidiary or affiliate of the Bank is required to withhold such tax, or (ii) the date the tax is required to be paid by the Executive.

(b) Notwithstanding anything in this section 12 to the contrary, in the event that the Executive’s liability for the excise tax under section 4999 of the Code for a taxable year is subsequently determined to be different than the amount determined by the formula (X + P) x E, where X, P and E have the meanings provided in section 12(a), the Executive or the Bank, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under section 12(a), when increased by the amount of the payment made to the Executive under this section 12(b) by the Bank, or when reduced by the amount of the payment made to the Bank under this section 12(b) by the Executive, equals the amount that should have properly been paid to the Executive under section 12(a). The interest paid under this section 12(b) shall be determined at the rate provided under section 1274(b)(2)(B) of the Code. To confirm that the proper amount, if any, was paid to the Executive under this section 12, the Executive shall furnish to the Bank a copy of each tax return which reflects a liability for an excise tax payment made by the Bank, at least 20 days before the date on which such return is required to be filed with the Internal Revenue Service. Any payment pursuant to this Section12(b) shall in any case be made no later than the last day of the calendar year following the calendar year in which any additional taxes for which the payment contemplated by 12(a) is to be made are remitted to the Internal Revenue Service.

Section 13. PROTECTIVE COVENANTS

(a) Non-Competition. The Executive hereby covenants and agrees that, in the event of his termination of employment with the Bank prior to the expiration of the Employment Period, for a period of one (1) year following the date of his termination of employment with the Bank, he shall not, without the written consent of the Bank, become an officer, employee, or consultant of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding Bank, any other entity engaged in the business of accepting deposits or making loans, or any direct or indirect subsidiary or affiliate of any such entity having an office located within Essex County.

(b) Confidentiality. Unless he obtains the prior written consent of the Bank, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Bank or any entity which is a subsidiary of the Bank or of which the Bank is a subsidiary, any material document or information obtained from the Bank, or from its affiliates, in the course of his employment concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this section 12(b) shall prevent the Executive, with or without the Bank’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

(c) Solicitation. The Executive hereby covenants and agrees that, for a period of one (1) year following his termination of employment with the Bank, he shall not, without the written consent of the Bank, either directly or indirectly:

(i) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Bank or any of its subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits or making loans;

(ii) provide any information, advice or recommendation with respect to any such officer or employee of any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits or making loans, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Bank or any of its subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits or making loans;

(iii) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

(d) Survival of the Section 13 Provisions. The provisions of this section 13 shall survive the termination or expiration of this Agreement, and the existence of any claim or cause of action of the Executive against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of such covenant; provided, however, that sections 13(a) and 13(c) hereof shall not apply in the event of a Change of Control.

Section 14. NO EFFECT ON EMPLOYEE BENEFIT PLANS OR PROGRAMS.

The termination of Executive’s employment during the term of this Agreement or thereafter, whether by the Bank or by Executive, shall have no effect on the rights and obligations of the parties hereto under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, or profit-sharing plans, group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans or such other employee benefit plans or programs, as may be maintained by, or cover employees of, the Bank from time to time. Except as otherwise provided under this Agreement, the Executive’s rights under such plans and programs shall be determined under the governing documents of such plans and programs.

Section 15. Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon Executive, his legal representatives and testate or intestate distributees, and the Bank and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred. The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform if no such succession had taken place. Failure of the Bank to obtain such assumption of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Bank in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment after a Change of Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination.

Section 16. NOTICES.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to Executive:

To the most recent address listed for the Executive in the Bank’s records.

If to the Bank:

Beverly Cooperative Bank

254 Cabot Street

Beverly, MA 01915

Attention:         Board of Directors

with a copy to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, D.C. 20004

Attention:         Richard A. Schaberg, Esq.

Section 17. Indemnification for Attorneys’ Fees.

To the maximum extent permitted by applicable law, the Bank shall indemnify, hold harmless and defend Executive against reasonable attorneys’ fees and expenses incurred by him in connection with or arising out of any mediation, action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or of a mediator in a mediation proceeding, or in a settlement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Bank’s obligations hereunder shall be conclusive evidence of Executive’s entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

Section 18. Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 19. Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 20. COUNTERPARTS.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 21. GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the internal laws of the Commonwealth of Massachusetts applicable to contracts entered into among parties all of whom are citizens and residents of the Commonwealth of Massachusetts and to be perforated entirely within the Commonwealth of Massachusetts, irrespective of the actual citizenship or residency of the parties.

Section 22. HEADING’S AND CONSTRUCTION.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 23. ENTIRE AGREEMENT; MODIFICATIONS.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

Section 24. NON-DUPLICATION.

In the event that Executive shall perform services for the Bank or any other direct or indirect subsidiary of the Bank, any compensation or benefits provided to Executive by such other employer shall be applied to offset the obligations of the Bank hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to Executive for all services to the Bank and all of its direct or indirect subsidiaries, including the Bank.

Section 25. REQUIRED REGULATORY PROVISIONS.

Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

Notwithstanding anything herein contained to the contrary, the provisions of this Agreement shall be construed to be limited by the rules and regulations of the Massachusetts Commissioner of Banks applicable to compensation of officers.

Section 26. BANK AND AFFILIATES.

The Bank may satisfy its obligations under this Agreement either directly or indirectly through one or more direct or indirect subsidiaries or affiliates. The Executive agrees that this Agreement requires that the Executive make his services available to the Bank and its direct or indirect subsidiaries or affiliates as determined by the Board of Directors of the Bank within the terms and conditions set forth in this Agreement.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and Executive has hereunto set his hand, all as of the day and year first above written.

/s/ Michael R. Wheeler
Michael R. Wheeler
ATTEST:		Beverly Cooperative Bank

By	/s/ Robert W. Mitchell, Jr.	By	/s/ Thomas J. Alexander
	Secretary	Thomas J. Alexander
[Seal]		Chairman Finance/Audit Committee